Exhibit (j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of the BB&T Funds*:
We consent to the use of our report dated November 29, 2010, with respect to the financial statements of the BB&T Funds*, as of September 30, 2010, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Philadelphia, Pennsylvania
January 27, 2011

*	BB&T Funds will be renamed Sterling Capital Funds effective February 1, 2011.